                                    ARTICLE I

                                 DEFINITIONS
                                                                         Page
                                                                         ----

Section 1.1.     Definitions .........................................     1

                                  ARTICLE II

                           FORMATION OF THE COMPANY

Section 2.1.     Formation ...........................................     8
Section 2.2.     Constituent Documents ...............................     8
Section 2.3.     Purpose .............................................     9
Section 2.4.     Formation of Holding Company and Local
                 Operating Companies .................................     9
Section 2.5.     Places of Business ..................................     9
Section 2.6.     Term ................................................    10
Section 2.7.     By-Laws ............................................    10
Section 2.8.     Independent Accountants .............................    10

                                 ARTICLE III

                                CAPITALIZATION

Section 3.1.     Capitalization of the Company .......................    10
Section 3.2.     Initial Shareholdings ...............................    10
Section 3.3.     Capital Contributions Generally .....................    11
Section 3.4.     Additional Funding ..................................    12
Section 3.5.     Loans ...............................................    13
Section 3.6.     Preemptive Rights ...................................    14

                                  ARTICLE IV

                          MANAGEMENT OF THE COMPANY

Section 4.1.     General .............................................    14
Section 4.2.     Procedures relating to the Board of
                 Directors............................................    15
Section 4.3.     Executive Officers ..................................    16

                                  ARTICLE V

                             CERTAIN TRANSACTIONS

Section 5.1.     Vote Required to Effect Certain Transactions ........    16
Section 5.2.     Annual Budget .......................................    19

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                                  ARTICLE VI

                              TRANSFER OF SHARES

Section 6.1.     General Restrictions on Transfer; Legend on
                 Certificates ........................................    19
Section 6.2.     Transfers of Common Shares ..........................    19
Section 6.3.     Permitted Transfers; Pledges ........................    20
Section 6.4.     First Offer Rights ..................................    20

                                 ARTICLE VII

                        REPRESENTATIONS AND WARRANTIES

Section 7.1.     General Representations and Warranties ..............    21
Section 7.2.     Representations and Warranties as to
                 Sprintel ............................................    22

                                 ARTICLE VIII

                              CERTAIN COVENANTS

Section 8.1.     Financial Information ...............................    22
Section 8.2.     Dividends ...........................................    23
Section 8.3.     Confidentiality .....................................    23
Section 8.4.     Covenant Not To Compete .............................    23
Section 8.5.     Parent Holding Company Transfer Restrictions ........    25
Section 8.6.     No U.S. Trade or Business ...........................    25
Section 8.7.     Exchange and Sale Option ............................    25
Section 8.8.     Services Arrangements and Other Transactions
                 with Affiliates .....................................    26
Section 8.9.     Other Restrictive Covenants .........................    28
Section 8.10.    Funding .............................................    28

                                  ARTICLE IX

                     TERMINATION, DISSOLUTION AND BUY OUT

Section 9.1.     Term and Termination ................................    28
Section 9.2.     Buyout ..............................................    28

                                  ARTICLE X

                                MISCELLANEOUS

Section 10.1.    Notices .............................................    30
Section 10.2.    Binding Nature of Agreement .........................    30
Section 10.3.    Descriptive Headings ................................    30
Section 10.4.    Specific Performance ................................    31
Section 10.5.    Governing Law .......................................    31
Section 10.6.    Counterparts ........................................    31
Section 10.7.    Severability ........................................    31

Section 10.8.    Entire Agreement ....................................    31
Section 10.9.    Amendment and Waiver ................................    31

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Section 10.10.   No Third Party Beneficiaries ........................    31
Section 10.11.   Arbitration .........................................    31
Section 10.12.   Survival ............................................    32

ANNEXES

Annex A - Registration Rights Agreement
Annex B - Certificate of Incorporation and Memorandum of
          Association of the Company
Annex C - Governing Instruments of the Holding Company
Annex D - By-Laws of the Company
Annex E - Qualifying Sale Procedures
Annex F - Buyout Procedures

SCHEDULES

Schedule 1 - Affiliate Transactions
Schedule 2 - Ownership of Capital Stock
Schedule 3 - Exceptions to Divtel Representations
Schedule 4 - Sprintel Balance Sheet

     THIS SHAREHOLDERS AGREEMENT OF RSL COMMUNICATIONS, LATIN AMERICA, LTD., a Bermuda corporation (the "Company"), dated as of August 4, 1997, is by and among the Company, RSL Communications, Ltd., a Bermuda corporation ("RSL"), and Coral Gate Investments Ltd., a British Virgin Islands corporation ("CGC Shareholder"), an Affiliate of Inversiones Divtel, D.T., C.A., a Venezuelan corporation ("Divtel") and a member of the Cisneros Group of Companies ("CGC"), and such other shareholders of the Company as may, from time to time, become parties to this Agreement in accordance with the provisions hereof (individually, a "Shareholder", and, collectively, the "Shareholders", in each case including RSL and CGC Shareholder).

                              W I T N E S S E T H:

     WHEREAS, RSL, Divtel and CGC Shareholder desire to develop a network of facilities-based voice and data telecommunications companies in Venezuela and throughout Latin America and to that end have caused the organization of the Company and have entered into this Agreement in order to establish the terms and conditions on which the venture is to be structured, funded and managed;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1. Definitions. Unless otherwise defined herein, the following terms used in this Agreement and the Annexes and Schedules hereto shall have the meanings specified below:

     "AAA" shall have the meaning specified in Section 10.11.

     "Acceptance" shall have the meaning specified in Section 6.4.

     "Additional Funds" shall have the meaning specified in Section 3.4.A.

     "Affiliate" and its correlative terms shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise and shall, in the case of a Person who is an individual and for purposes only of Sections 6.3 and 8.5, also include (i) such specified Person's or Affiliate's

Family Members and (ii) trusts (and the related trustees), the trustees or grantors and the principal beneficiaries of which are such specified Person or Affiliate or such specified Person's or Affiliate's Family Members or charities and, following the death of such individual, the trustees and all beneficiaries under such trust.

     "Agreement" shall mean this Agreement, including the Annexes and Schedules hereto, as the same may be amended or supplemented from time to time.

     "Annual Budget" shall mean the annual budget of the Company and its Subsidiaries for the period beginning on January 1, 1997 and ending on December 31, 1997 as such annual budget may be amended in accordance with Section 5.1, and any annual budget(s) for years thereafter which may be adopted in accordance with Section 5.1, which budget shall include any capital expenditures, calls for Additional Funds or other transactions approved by Super Majority Vote pursuant to Section 5.1; provided that if no annual budget for the ensuing year is adopted on or prior to the expiration of any annual budget, the existing annual budget (with increases of 5% per year in each budgeted item over the amount budgeted for the prior year) shall continue to be the Company's Annual Budget until amended or replaced in accordance with Section 5.1.

     "Articles of Association" shall mean the Articles of Association of the Company, as amended from time to time.

     "Business" shall have the meaning specified in Section 2.3.

     "Business Day" shall mean a day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in the City of New York and in Hamilton, Bermuda.

     "CGC Interest" shall mean at any time the Percentage Interest then held by CGC Shareholder and its Affiliates.

     "CGC Shareholder Designees" shall have the meaning specified in Section
4.2.

     "Class A Common Stock of RSL" shall mean the Class A Common Shares, par value $.01 per share, of RSL and shall include such other shares of capital stock as may from time to time be issued in respect thereof or for which or into which such shares may be exchanged or converted.

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     "Class B Common Stock of RSL" shall mean the Class B Common Shares, par value $.01 per share, of RSL and shall include such other shares of capital stock as may from time to time be issued in respect thereof or for which or into which such shares may be exchanged or converted.

     "Commission" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

     "Common Shares" or "Common Stock" shall mean shares of common stock, par value $1 per share, of the Company and shall include such other shares of capital stock as may from time be issued in respect thereof or for which or into which such shares may be exchanged or converted.

     "Common Stock of RSL" means, collectively, shares of Class A Common Stock of RSL and shares of Class B Common Stock of RSL.

     "Company" means RSL COM Latin America, Ltd. and its successors and assigns.

     "Competing Business" means the business of (i) the ownership or operation of international voice and data carrier services and related value added services, e.g:, video conferencing, voice mail, internet traffic transmission services, e-mail and facsimile, in each case only to the extent conducted or provided in the Territory; or (ii) the provision of switching and other related services in respect of the Territory to a Person engaged in a Competing Business; provided, however, that "Competing Business" shall not include any of the following: (i) the ownership, operation, transmission, sale or resale of (a) video, audio or data signals of primarily entertainment programming; (b) local public telephony services except where local service is required by law to be furnished as a complement to international telephony services; (c) wireless local loop service; (d) satellite, cable, MMDS and other transmission capacity, other than switching in connection therewith; (e) mobile telecommunications services, including but not limited to cellular, satellite, "personal communications systems", "IDEN" and trunking and mobile transmission of data; and (f) telemetry and control telecommunications services; (ii) the provision outside the Territory by a Shareholder or any of its Affiliates of transmission services to or from a public telephone company located in the Territory pursuant to an operating agreement that provides for return traffic or service credits ("Operating Agreement"); and (iii) the creation of value added information content.

     "Direct Cost" shall have the meaning specified in Section 8.8.A.

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     "Event of Termination" shall have the meaning specified in Section 9.1.

     "Excess Cash" shall have the meaning specified in Section 8.2.

     "Family Members" means, with respect to an individual, such individual's spouse and immediate family members, personal representatives and heirs and shall include in the case of CGC Shareholder and its Affiliates, lineal descendants of Gustavo A. Cisneros and Ricardo J. Cisneros.

     "First Offer" shall have the meaning specified in Section 6.4.

     "Four Year Plan" shall have the meaning specified in Section 3.4.B(i).

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "Holding Company" means Sudanco S.A., a corporation organized and existing as a Sociedad Anonima Frecuencia Inversiones under the laws of Uruguay and its successors and assigns, which company is a wholly-owned subsidiary of the Company.

     "Impasse" means the failure of the Board of Directors to approve in accordance with Section 5.1 an Annual Budget for any year by June 30 of such year (without regard to the extension of the existing Annual Budget contemplated by the definition thereof).

     "Indebtedness" shall mean, without duplication, all (i) obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued on behalf of the Company or its Subsidiaries and all obligations for the deferred purchase price of property, (ii) obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or its Subsidiaries, (iv) capital lease obligations, sale-leaseback or similar obligations and (v) all guarantees, endorsements or other contingent or surety obligations (other than endorsement of instruments for collection in the ordinary course of business) with respect to obligations of others, including, without limitation, any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services or by way of stock purchase, capital contribution, advance or loan.

     "Local Operating Companies" shall have the meaning specified in Section
2.4.

     "Megatel" shall have the meaning specified in Section 3.2.B.

     "Memorandum of Association" shall mean the Memorandum of Association of the Company, as amended from time to time.

     "Notice Date" shall have the meaning specified in Annex E.

     "Operating Agreement" shall have the meaning specified in the definition of "Competing Business" in Section 1.1.

     "Parent Holding Company" shall mean a Person not less than 70% of the assets (other than temporary investments) of which consist directly or indirectly of shares of capital stock of the Company.

     "Percentage Interest" shall mean, with respect to any Shareholder, the percentage interest of such Shareholder in the outstanding Common Shares, represented by a fraction the numerator of which is the number of Common Shares held by such Shareholder and the denominator of which is the aggregate number of Common Shares issued and outstanding.

     "Permitted Transfer" shall have the meaning specified in Section 6.3.


     "Person" shall mean any natural person, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, including a government or any political subdivision, department or agency of any government.

     "Proportionate Share" means the percentage of the Common Stock of RSL or the percentage undivided interest in the assets of RSL or its Subsidiaries as may be from time to time exchangeable for Common Shares held by CGC Shareholder and its Affiliates in connection with a Qualifying Sale as contemplated by
Section 8.7, which percentage shall be the product (expressed as a percentage) of the CGC Interest (expressed as a fraction) multiplied by the ratio (expressed as a fraction) of the Value of the Company to the Value of RSL.

     "Public Offering" shall mean any bona fide public offering of equity securities (or securities exchangeable for or convertible into equity securities) of a Person pursuant to an effective registration statement under the Securities Act, or any other applicable law, or any other offering which results in such securities being listed for trading on any national securities exchange in the United States or included for trading in any national market system or otherwise available for trading on the

London Stock Exchange, the Luxembourg Stock Exchange or other major international securities exchange; provided, however, that the Warrants to purchase shares of Class A Common Stock of RSL, offered to certain investors pursuant to an Offering Memorandum of RSL dated September 30, 1996, and the shares issuable upon the exercise of such Warrants, shall not be considered equity securities for purposes of this definition.

     "Purchase Offer" shall have the meaning specified in Annex G.

     "Qualifying Sale" shall mean (i) a Public Offering of any class of Common Stock of RSL or (ii) a sale or other disposition in one or a series of related transactions (including a disposition effected by way of a merger or similar transaction and whether or not pursuant to a Public Offering) of (x) shares of Common Stock of RSL or securities which are convertible into or exercisable for shares of Common Stock of RSL, of any class, possessing a majority of the voting power under ordinary circumstances to elect directors, measured after giving effect to any issuance of such shares or other securities involved in such sale or disposition and the deemed conversion or exercise of any such securities, or
(y) more than 50% in value of the assets (including shares of capital stock) of RSL and its Subsidiaries taken as a whole, but in any case other than to an Affiliate of RSL which has agreed to be bound by the provisions of this Agreement.

     "Qualified Transferee" shall mean a Person to whom a Transfer of Common Shares satisfies each of the following conditions:

     (i) the Transfer does not require a registration with securities regulatory authorities in any jurisdiction or cause the Company to become subject to periodic reporting requirements under the securities laws of any jurisdiction;

     (ii) the Transfer does not cause securities of the Company to become traded on any national securities exchange in the United States or included for trading in any national market system or otherwise available for trading on the London Stock Exchange, the Luxembourg Stock Exchange or other major international securities exchange;

    (iii) the Transfer does not violate applicable law;

     (iv) the restrictions contained in this Agreement are complied with;

     (v) the Shareholders receive the proposed transferee's written consent to be bound by all the provisions of this Agreement and by all material agreements to which the transferring Shareholder is bound, as a party hereto and thereto and in the capacity of a Shareholder, and by the Memorandum of Association and Articles of Association; and

     (vi) as reasonably determined by the Board of Directors by Super Majority Vote, the transferee and its Affiliates are not engaged in a Competing Business.

     "RSL" shall mean RSL and its successors and assigns.

     "RSL Designees" shall have the meaning specified in Section 4.2.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof among the Company, RSL and CGC Shareholder, a copy of which is attached hereto as Annex A.

     "Sale Offer" shall have the meaning specified in Annex F.

     "Securities Act" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "Spaceway Joint Venture" shall mean any joint venture having among its members Hughes Communications, Inc. ("Hughes") or any of its Affiliates and CGC Shareholder or any of its Affiliates, the business of which is based on the Spaceway(Trademark) technology of Hughes and utilizes geostationary satellites in conjunction with a ground-based infrastructure to provide its customers with a variety of narrowband and broadband telecommunications services, including but not limited to providing the means for interconnectivity with public switched telephone networks and other networks in the Territory.

     "Sprintel Capital Contribution" shall have the meaning specified in Section 3.2.A.


     "Sprintel" shall have the meaning specified in Section 3.2.A.

     "Sprintel Balance Sheet" shall have the meaning specified in Section 7.2.

     "Subsidiary" of any Person shall mean any Person of which at least a majority of the outstanding share capital or other indicia of ownership having voting power under ordinary circumstances to elect directors (or the equivalent) of such Person shall at the time be held, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such

Person, or by one or more Subsidiaries of such Person, and shall include partnerships of which such specified Person or one or more of its Subsidiaries is the general partner.

     "Super Majority Vote" shall have the meaning specified in Section 5.1.

     "Territory" shall mean Mexico and each other country or region in the Caribbean, Central America or South America.

     "Transfer" shall mean any transfer, directly or indirectly, voluntarily or involuntarily, whether or not for value, including any sale, pledge, assignment, gift, merger, combination or other transaction or otherwise.

     "Value of the Company" shall mean the fair market value of the then outstanding Common Shares, with reference as appropriate to the value to the Company of the services arrangements provided for in Section 8.8 and the other commercial relationships between the Company and RSL and its Affiliates, determined as set forth in Annex E.

     "Value of RSL" shall mean the fair market value of the then outstanding shares of Common Stock of RSL, determined as set forth in Annex E.

                                   ARTICLE II

                            FORMATION OF THE COMPANY

     Section 2.1. Formation. The Company was incorporated under the laws of Bermuda on May 7, 1997. The Shareholders agree that the rights and obligations of the Shareholders of the Company shall be governed by the terms and conditions set forth in this Agreement, subject to the provisions of applicable law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of applicable law, the provisions of this Agreement shall control and take precedence. Reasonable out-of-pocket expenses, including without limitation travel expenses and expenses for legal and accounting services, incurred by each of RSL and CGC Shareholder in connection with the preparation of this Agreement and the transactions contemplated hereby shall be borne by the Company and shall be paid promptly by the Company upon the submission of reasonably detailed invoices therefor.


     Section 2.2. Constituent Documents. The Certificate of Incorporation and Memorandum of Association of the Company are attached as Annex B. The Memorandum of Association may be amended from time to time in accordance with its terms and this Agreement.

     Section 2.3. Purpose. The purpose of the Company is to create an international telecommunications service business through Local Operating Companies in the Territory based upon the development and operation of a voice and data telecommunications network (the "Business", as further defined in this Section 2.3). The services sold by the Local Operating Companies will be primarily narrowband voice and data services, including related value added services for facsimile, voice mail, internet traffic transmission services, e-mail and video conferencing as demand indicates and as the network is capable of delivering at competitive prices. The market focus will be on businesses that do international calling to and from the Territory, primarily small to mid-sized companies that will be likely to find attractive the Company's lower international rates and more personal service. The Business shall exclude: (i) the ownership, operation, transmission, sale or resale of (a) video, audio or data signals of primarily entertainment programming; (b) local public telephony services except where local service is required by law to be furnished as a complement to international telephony services; (c) wireless local loop service;
(d) satellite, cable, MMDS and other transmission capacity, other than switching in connection therewith; (e) mobile telecommunications services, including but not limited to cellular, satellite, "personal communications systems", "IDEN" and trunking and mobile transmission of data; and (f) telemetry and control telecommunications services; and (ii) the creation of value added information content. The network to be developed and operated by the Company shall be a switched, value added, integrated transmission network based upon facilities leased, owned or otherwise acquired from or operated in joint venture with third parties. The Company network shall be integrated with the network of RSL and its Affiliates.

     Section 2.4. Formation of Holding Company and Local Operating Companies. The Holding Company was established as a wholly-owned subsidiary of the Company on May 16, 1997. The governing instruments of the Holding Company are attached hereto as Annex C. From time to time the Board of Directors in accordance with
Section 5.1 may cause to be established local operating companies ("Local Operating Companies") to conduct the Business within particular countries within the Territory. Except as otherwise agreed by the Board of Directors in accordance with Section 5.1, the Company's interest in any Local Operating Company, including Sprintel, shall be held by the Holding Company.

     Section 2.5. Places of Business. The Company's principal office shall be in Hamilton, Bermuda. The Holding Company's principal office shall be in Plaza Independencia 808, Apto. 1101, Montevideo, Uruguay. The Company and its Subsidiaries may have additional offices or places of business in the Territory and in such other places as the Board of Directors may designate from time to time, in each case taking into account the tax and regulatory concerns of each of the Shareholders.

     Section 2.6. Term. The existence of the Company shall continue until the Company is dissolved and terminated as contemplated by Article IX hereof.

     Section 2.7. By-Laws. The Company has concurrently herewith adopted
By-Laws which were approved by the Board of Directors and are attached hereto as Annex D. The Board of Directors may amend the Bylaws from time to time as set forth in Section 5.1.

     Section 2.8. Independent Accountants. Deloitte & Touche shall be the Company's independent accountants until changed in accordance with Section 5.1.

                                   ARTICLE III

                                 CAPITALIZATION

     Section 3.1. Capitalization of the Company. The Articles of Association of the Company provide that the authorized capital stock of the Company consists of 12,000 Common Shares. All of such Common Shares are issued, are fully paid and non-assessable and are and shall be entitled to one vote per share.

     Section 3.2. Initial Shareholdings.

     A. General. Heretofore, CGC Shareholder subscribed for and purchased 12,000 Common Shares from the Company for a cash purchase price of $12,000. Such Common Shares constitute all of the issued and outstanding capital stock of the Company. Concurrently with the execution of this Agreement, CGC Shareholder has sold 6,120 Common Shares, or 51% of the issued and outstanding Common Shares, to RSL for a cash purchase price of $505,920, representing the purchase price of $6,120 paid by CGC Shareholder for such Common Shares plus an additional $499,800 as partial consideration for the arranging by CGC Shareholder of the transactions concerning Inversiones Sprintel de Venezuela C.A. ("Sprintel") described in Section 3.2.B. CGC Shareholder has, out of such consideration, transferred $187,224.78 to the Company, which has transferred it to the Holding Company, as funding for the transactions described in Section 3.2.B (together with the future transfers of cash from CGC Shareholder and from RSL to the Company, and from the Company to the Holding Company, provided for in Section 3.2.B., the "Sprintel Capital Contribution").

     B. Sprintel Contribution. CGC Shareholder has made arrangements with Divtel and Megatel Telecomunicaciones, C.A. ("Megatel") for the following transactions. Concurrently with the execution of this Agreement, (i) Megatel has transferred its 25% ownership interest in Sprintel to the Holding Company for a cash purchase price of $95,503.36, and (ii) Divtel has transferred a 24% ownership interest in Sprintel to the Holding Company (out of its 75% ownership interest) for a cash purchase price of $91,721.42. Divtel will promptly apply for all required approvals of regulatory authorities for the transfer of control of Sprintel to the Holding Company. Promptly after the receipt of such approvals, (x) CGC Shareholder will transfer $95,484.63 to the Company, which will transfer it to the Holding Company, (y) RSL will transfer $99,381.96 to the Company, which will transfer it to the Holding Company, and
(z) Divtel will transfer its remaining 51% ownership interest in Sprintel to the Holding Company for a cash purchase price of $194,866.59. Upon such transfer of Divtel's remaining 51% ownership interest in Sprintel, RSL shall pay CGC Shareholder $420,818.04 in cash as further consideration for the arranging by CGC Shareholder of the transactions concerning Sprintel described in this
Section 3.2.B. The Holding Company will utilize the Sprintel Capital Contribution solely to pay the purchase prices of the ownership interests in Sprintel purchased from Megatel and Divtel.

     C. Interim Sprintel Operations. From the date hereof until the date of the transfer by Divtel to the Holding Company of Divtel's remaining 51% ownership interest in Sprintel, (i) all required funding of Sprintel directly or indirectly by RSL and CGC Shareholder shall be effected by means of loans to Sprintel made by the Holding Company, and (ii) Divtel and the Holding Company will cause all of the resources of Sprintel to be fully and exclusively dedicated to the Business and will ensure that no dividends or distributions are paid by Sprintel. In the event that the transfer by Divtel to the Holding Company of Divtel's remaining 51% ownership interest in Sprintel has not occurred on or before the earlier of 60 days after any regulatory authority finally rejects any application for any approval required for the transfer of control of Sprintel to the Holding Company or 18 months after the date of this Agreement (x) such loans from the Holding Company to Sprintel shall be repaid, funded by capital contributions from the Holding Company and Divtel, as shareholders of Sprintel, to the extent necessary, (y) Divtel and the Holding Company will cause all of the resources of Sprintel to continue to be fully and exclusively dedicated to the Business and will cause Sprintel to pay dividends and distributions consistent with the requirements of this Agreement and policies applicable to other companies in which the Company has ownership interests, and (z) if and when all required approvals of regulatory authorities for the transfer of control of Sprintel to the Holding Company is received, the transactions provided in Section 3.2.B to be consummated upon such occurrence will be consummated.

     Section 3.3. Capital Contributions Generally. Except as required by law or as otherwise provided in Section 3.2 or Section 3.4, no Shareholder shall be required to subscribe for and purchase Common Shares or otherwise provide funding to the Company.

     Section 3.4. Additional Funding.

     A. General. The Board of Directors may, at any time and from time to time, determine that the Company or its Subsidiaries require additional funds for purposes of the Business ("Additional Funds"). Additional Funds may be raised by the Company or its Subsidiaries in the manner determined by the Board of Directors, subject to the restrictions contained in this Article III and Section

5.1.

     B. Capital Calls.

        (i) Four Year Plan. The Board of Directors promptly shall adopt a definitive business plan for the first four years of the Company (the "Four Year Plan") as contemplated by Section 5.1. The Four Year Plan shall set forth the projected annual capital requirements of the Company and the Subsidiaries, and the projected dates on which such amounts, if needed, will be funded. The Four Year Plan shall be revised and updated annually.

        (ii) Procedure. In the event that the Board of Directors, acting in accordance with the then effective Annual Budget and, to the extent applicable,
Section 5.1, decides to raise all or any portion of Additional Funds in the form of subscriptions from the Shareholders, the Board of Directors shall send written notice (the "Funding Notice") to the Shareholders of the need for such Additional Funds. The Shareholders shall be obligated to make such Additional Funds available to the Company not later than the date specified in the Funding Notice (the "Funding Date"), which shall be at least 10 Business Days after the date that the Funding Notice is delivered to the Shareholders. Such Additional Funds shall be in the form of cash (unless otherwise agreed by the Board of Directors by Super Majority Vote) from the Shareholders pro rata as to each Shareholder's then existing Percentage Interest. Consistent with the then effective Annual Budget, the Board of Directors shall determine the timing and amount of such funding, including but not limited to the adoption of resolutions to issue additional Common Shares.

        (iii) Failure to Make Contributions. If any Shareholder fails to make a full payment of its pro rata share of Additional Funds on or before the Funding Date, the Board of Directors may accept additional capital contributions in the amount of the deficiency from the other Shareholders on the same terms pro rata to each contributing Shareholder's Percentage Interest, excluding the defaulting Shareholder, and may provide for the issuance of shares of Common Stock or other securities of the Company in exchange therefor on arm's-length terms at a fair valuation thereof. Subject to Section 3.6, the Board of Directors also may seek equity contributions from third parties to fund such deficiency. In either case, the representatives of such defaulting Shareholder on the Board of Directors shall not vote or count in determining a quorum in connection with approving the terms pursuant to which such capital contributions from the non-defaulting Shareholders or such equity contributions from third parties are obtained. In addition, to the extent such capital contributions or equity contributions are not sought or received, the non-defaulting Shareholders shall have the right (which right shall be exercisable on a pro rata basis and shall be in addition to, and not in limitation of, any legal or equitable remedies available to the Company or the non-defaulting Shareholders against such defaulting Shareholder, including the right to seek damages from such defaulting Shareholder), but shall not be required, to make the Additional Funds available on behalf of such defaulting Shareholder, in which event such amount shall constitute a debt (a

"Default Loan(s)") owed by such defaulting Shareholder to the Shareholder(s) making such Additional Funds available on behalf of such defaulting Shareholder. Such Default Loan shall bear interest at the overnight London Interbank Offered Rate, plus 5% per annum (but not to exceed the maximum rate permitted by law) until paid and shall be payable (with interest as aforesaid), without limiting the recourse to such defaulting Shareholder, out of dividends or other distributions as hereinafter provided. If a Default Loan is outstanding to a defaulting Shareholder, then any dividends or other distributions to be made by the Company to such defaulting Shareholder shall be deemed received by the defaulting Shareholder and shall instead be paid to the contributing Shareholder(s), to be applied against such Default Loan, first to interest and then to principal, until the full amount of such Default Loan, including accrued interest, is paid. If more than one Default Loan is outstanding at the time of any dividend or other distribution made by the Company, then such dividend or other distribution shall be made in payment first to accrued unpaid interest and then principal to the contributing Shareholder(s) with amounts in respect of the earliest dated outstanding loan being paid first.

In addition, each defaulting Shareholder agrees that the defaulting Shareholder shall be liable to the Company and the non-defaulting Shareholders for any direct damages incurred by the Company or the non-defaulting Shareholders as a result of the failure of the defaulting Shareholder to fund its pro rata share of Additional Funds.

     Section 3.5. Loans. The Company and its Subsidiaries may borrow funds or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose from any Person, including a Shareholder or an Affiliate of a Shareholder, upon such terms as the Board of Directors, acting in accordance with Section 5.1, determines are appropriate, provided that each Shareholder shall be given the opportunity to participate on a pro rata basis in any thereof made by or on behalf of a Shareholder or its Affiliates to the Company or its Subsidiaries.

     Section 3.6. Preemptive Rights. The Company shall not issue any capital stock or any warrant, option or other security convertible into or exercisable for capital stock of the Company (including without limitation any issuance contemplated by Section 3.4.B(iii), or enter into any agreement in respect of such issuance, unless the issuance has been approved as required by this Agreement (including as to any issuance contemplated by Section 3.4.B(iii) in the manner provided for in said Section) and is in connection with a transaction in accordance with the Company's business purpose and pursuant to which the Company offers to each of the Shareholders (except the defaulting Shareholders in the case of an issuance contemplated by Section 3.4.B(iii)) the right to participate proportionately according to the Percentage Interest of such Shareholder as of the date of such proposed issuance, on the same terms and conditions. Any right granted pursuant to the preceding sentence shall be exercised by written notice to the Company given within 30 days after delivery to each Shareholder of written notice of such proposed issuance. If any Shareholder fails to respond to the Company within the 30 day notice period, such failure shall be deemed to be the rejection of the right of such

Shareholder to participate in the purchase of the capital stock of the Company to be issued. At any time within 120 days following the date the Company has received notice (or deemed rejection) from each Shareholder accepting or rejecting its right to participate, the Company may carry out the proposed issuance.

                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

     Section 4.1. General.

     A. Control by the Board. The business and affairs of the Company shall be managed and controlled by the Board of Directors in a manner consistent with this Agreement and the Memorandum of Association and Articles of Association.

     B. Voting by Shareholders. Initially, RSL and its Affiliates shall have the right to designate four members of the Board of Directors of the Company (and have such Directors act at their direction) and CGC Shareholder and its Affiliates shall have the right to designate three members of the Board of Directors of the Company (and have such Directors act at their direction). At such time as CGC Shareholder and its Affiliates cease to hold more than 20% of the outstanding Common Shares due to the exercise of their rights under Section
8.7 or the issuance of additional Common Shares pursuant to Section 3.4.B(iii), RSL and its Affiliates shall have the right to designate six members of the Board of Directors of the Company (and have such Directors act at their direction) and CGC Shareholder and its Affiliates shall have the right to designate one member of the Board of

Directors of the Company (and have such Director act at their direction).

     C. Removal. Any Shareholder may at any time, and from time to time, remove or replace any or all of the Directors designated by such Shareholder. In addition, any Director may resign at any time by giving written notice to the Shareholder that appointed such member and to the Secretary of the Company. Such resignation shall take effect on the date shown on or specified in such notice or, if such notice is not dated, at the date of the receipt of such notice by the Secretary of the Company. No acceptance of such resignation shall be necessary to make it effective.

     Section 4.2. Procedures relating to the Board of Directors. Subject to the provisions of Section 4.1, each of the Shareholders shall vote all of its Common Shares, and shall take all other necessary or desirable actions within its control (whether in its capacity as Shareholder or otherwise), and shall cause its respective designees elected to the Company's Board of Directors to take all such action necessary, in order to cause:

     (i)  the number of directors on the Board to be seven;

     (ii) the election to the Board (whether at a meeting of shareholders or by an action by written consent of shareholders in lieu of a meeting) of
          (A) such number of representatives designated by RSL ("RSL Designees") and (B) such number of representatives designated by CGC Shareholder ("CGC Shareholder Designees") as are required by Section 4.1.B;

    (iii) at the written request of RSL given at any time, the immediate removal from the Board (with or without cause) of any RSL Designee (including during any meeting of the Board, in which case such meeting may, at the option of any remaining director designated by RSL, be adjourned pending filling the vacancy caused by such removal);

     (iv) at the written request of CGC Shareholder given at any time, the immediate removal from the Board (with or without cause) of any CGC Shareholder Designee (including during any meeting of the Board, in which case such meeting may, at the option of any remaining director designated by CGC Shareholder, be adjourned pending filling the vacancy caused by such removal); and

     (v) in the event that any RSL Designee or CGC Shareholder Designee shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board to be filled by a representative designated by RSL or CGC Shareholder, respectively, immediately upon request of RSL or CGC

          Shareholder, as the case may be, whether at a meeting of Shareholders or by an action by written consent of Shareholders in lieu of a meeting.

     Section 4.3. Executive Officers. For so long as RSL and CGC Shareholder or their respective Affiliates are represented on the Board of Directors, the chief executive officer, the chief financial officer and the chief operating office of the Company shall be jointly appointed by the RSL Designees and CGC Shareholder Designees; provided, however, that such officers shall be appointed by the Board of Directors, acting by majority vote, from and after such time as CGC Shareholder and its Affiliates cease to hold more than 35% of the outstanding Common Shares due to the exercise of their rights under Section 8.7 or the issuance of additional Common Shares pursuant to Section 3.4.B (iii).

                                    ARTICLE V

                              CERTAIN TRANSACTIONS

     Section 5.1. Vote Required to Effect Certain Transactions.

     A. General Provisions. The Shareholders shall not permit the Company to take any action and shall not permit any Subsidiary to take any action in connection with any of the following transactions unless such transaction shall have been approved by the Board of Directors by the affirmative vote or written consent of at least five directors (or their authorized alternate directors) (a "Super Majority Vote"):


          (i) any amendment to the Memorandum of Association or the Articles of Association (or other organizational documents) or Bylaws of the Company or any Subsidiary;

          (ii) the making of a call for Additional Funds from Shareholders as contemplated by Section 3.4 not contemplated by the Annual Budget approved for such year in accordance with clause (xii) below;

          (iii) any recapitalization, reorganization or similar transaction, liquidation, dissolution or winding up of the Company or any Subsidiary, except as contemplated by Article IX;

          (iv) any merger, combination, consolidation or similar transaction involving the Company or any Subsidiary with or into any other Person, except the merger of any Subsidiary, the Holding Company or the Company with or into any other of said Persons;

          (v) (a) any sale by the Company or any of its Subsidiaries (in one or a series of related transactions) during any calendar year of assets or properties of the Company or any Subsidiary for a sale price in excess of $250,000, or (b) the entry by the Company or any Subsidiary into any contract involving (x) the imposition of financial covenants on the Company or its Subsidiaries or (y) the payment or receipt by the Company or such Subsidiary of in excess of $250,000;

          (vi) (a) any acquisition by the Company or any Subsidiary (in one or a series of related transactions) of, or any investment by the Company or any Subsidiary (in one or a series of related transactions) in, assets or properties of any Person not contemplated by the Annual Budget approved for such year as contemplated by clause (xii) below, including without limitation, the Local Operating Companies (whether by acquiring shares or other equity interests, partnership interests or evidences of indebtedness of any Person, by contributing to the capital of any Person, by making a loan, advance or other extension of credit to any other Person or otherwise), in any case, if the purchase price or amount to be invested is in excess of $250,000, or (b) the investment of cash included in the working capital of the Company in other than cash equivalents;

          (vii) any pledge, issuance, transfer or sale of securities, including without limitation, capital stock, options, warrants or other similar instruments, by the Company or any Subsidiary, other than as provided in this Agreement or as specifically authorized by the Annual Budget approved for such year in accordance with clause (xii) below;

          (viii) any purchase of any securities of the Company or any Subsidiary, other than as specifically authorized by the Annual Budget approved for such year in accordance with clause (xii) below;

          (ix) except as may be permitted by Clause (vi), any incurrence of

     Indebtedness or the making of any capital expenditure by the Company or any Subsidiary in any case or in the aggregate in any calendar year in excess of $100,000 by the Company or any Subsidiary not contemplated by the Annual Budget approved for such year as contemplated by clause (xii) below;

          (x) entering into or conducting any business other than owning interests in the Holding Company and the Local Operating Companies and conducting activities incidental to the Business to the extent contemplated by Section 2.3;

          (xi) entering into any transaction, directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with either RSL or CGC Shareholder or any of their respective Affiliates involving the expenditure or receipt by the Company or any Subsidiary of more than $25,000 in any one instance or $50,000 in the aggregate in any year, except as contemplated by
     Section 8.8, as contemplated by Schedule 1 or as specified as a transaction with RSL, CGC Shareholder or any of their respective Affiliates in any Annual Budget approved for such year in accordance with clause (xii) below;

          (xii) adoption of the Annual Budget and the definitive Four Year Plan or any amendment, modification or replacement of any Annual Budget or the Four Year Plan other than a modification permitted by clauses (vi) and (ix) above;

          (xiii) any change in the Company's independent accountants, fiscal year, method of accounting, accounting practices or independent accountants;

          (xiv) entering into any agreements or amendments thereto relating to the rights and obligations of the Company with respect to its interests in the Holding Company or any Local Operating Company other than those actions permitted by other subsections of this Section 5.1 to be taken without Super Majority Vote;

          (xv) the voting (directly or indirectly and whether at a meeting of shareholders or by action by written consent) of any securities owned by the Company or any Subsidiary, including without limitation, any securities of the Holding Company or Local Operating Companies, on a matter which would call for a Super Majority Vote if done by the Company; and

          (xvi) the consent to a pledge of shares of Common Stock or to a Transfer of shares of Common Stock other than as permitted by Article VI.

     The parties hereby agree to enter into good faith negotiations as to the desirability of increasing the $250,000 amounts set forth in clauses (v) and
(vi) above at such time as the book value of the total assets of the Company exceeds $10,000,000. References in this Section 5.1 to "$" or dollars are to U.S. dollars and include the equivalent amount of any other currency at the time of determination.

     B. Termination of Provisions. The provisions of Section 5.1.A and all other provisions of this Agreement requiring action or approval by Super Majority Vote shall terminate at such time as CGC Shareholder and its Affiliates cease to hold more than 35% of the outstanding Common Shares due to the exercise of their rights under Section 8.7 or the issuance of additional Common Shares pursuant to Section 3.4.B(iii). After such termination, the transactions identified in Section 5.1.A shall be approved as provided in the Memorandum of Association, Articles of Association or Bylaws of the Company or by applicable law.

     Section 5.2. Annual Budget. The parties shall use their best efforts to cause, on or before August 15, 1997, the preparation and approval, by Super Majority Vote pursuant to Section 5.1, of the first Annual Budget for the year ending December 31, 1997. The parties shall use their best efforts to cause, on or before December 1 of the preceding year, the preparation and approval, by Super Majority Vote pursuant to Section 5.1, of the Annual Budget for each ensuing year.

                                   ARTICLE VI

                               TRANSFER OF SHARES

     Section 6.1. General Restrictions on Transfer; Legend on Certificates.
(i) Except as otherwise provided in this Agreement and in the Articles of Association, the shares of Common Stock shall be freely transferable; provided, however, that any purported transfer of shares of Common Stock without compliance with the applicable provisions of this Agreement and the Articles of Association shall be void and of no effect.

     (ii) Each certificate representing Common Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. In addition, the transfer of such shares is subject to the conditions specified in the Articles of Association and the restrictions set forth in the Shareholders Agreement, dated as of May 1, 1997, among the shareholders of RSL COM Latin America, Ltd. (the "Company") listed therein, a counterpart of which has been placed on file by the Company at its principal place of business and its registered office. The Company reserves the right to refuse the transfer of such shares until such conditions have been fulfilled with respect to such transfer."

     Section 6.2. Transfers of Common Shares. Except for Transfers permitted by
Section 6.3, each Shareholder may only Transfer all or any portion of its Common Shares following compliance with Section 6.4 or following approval by Super Majority Vote in accordance with Section 5.1.

     Section 6.3. Permitted Transfers; Pledges. The restrictions on Transfer provided in Sections 6.2 and 6.4 shall not be applicable to any Transfer (a "Permitted Transfer") (i) by RSL to one of its Affiliates, from any such Affiliate to RSL or to another Affiliate of RSL, (ii) by CGC Shareholder to one of its Affiliates, from any such Affiliate to CGC Shareholder or to another Affiliate of CGC Shareholder or (iii) contemplated by Section 8.7 or in connection with the Registration Rights Agreement; provided, however, that no such transfer, other than Transfers contemplated by clause (iii) above, may be made to any Person unless such Person is a Qualified Transferee (except that compliance with clause (vi) of the definition thereof shall not be required) and shall have agreed in writing, as a Shareholder, to be bound by the provisions of this Agreement and shall agree to transfer any such securities to RSL or CGC Shareholder, as the case may be, immediately prior to the time such Person ceases to be an Affiliate thereof. In addition, the restrictions on Transfer provided in Sections 6.2 and 6.4 shall not be applicable to any Transfer by way of pledge (x) by RSL or any of its Affiliates, provided that such Transfer has been approved by CGC Shareholder, which approval shall not be unreasonably withheld, or (y) by CGC Shareholder or any of its Affiliates, provided that such Transfer has been approved by RSL, which approval shall not be unreasonably withheld.

     Section 6.4. First Offer Rights. If either RSL or CGC Shareholder (including for purposes of this Section 6.4 their respective Affiliates which are Shareholders) desires to Transfer all or any portion of its Common Shares other than Transfers pursuant to Section 6.3 or constituting a pledge, it shall, by written notice, first offer to the other such Shareholder (a "First Offer") the opportunity to purchase such Common Shares, which First Offer shall
(i) specify the number of Common Shares proposed to be transferred, (ii) specify the proposed purchase price, which shall be on an all cash basis, and (iii) contain an irrevocable offer to sell such Common Shares at such price to RSL or CGC Shareholder, as the case may be. RSL or CGC Shareholder, as the case may be, may accept, in whole but not in part, the offer contained in the First Offer by written notice (an "Acceptance") to the other such Shareholder not later than 20 Business Days after receipt of the First Offer. If RSL or CGC Shareholder, as the case may be, accepts the offer contained in the First Offer within such 20 Business Day period, it shall purchase the Common Shares referred to in the First Offer as provided in the First Offer no later than 30 days from acceptance of the First Offer. The offering Shareholder shall deliver such Common Shares, free and clear of any liens and encumbrances, to the acquiring Shareholder against delivery of the purchase price therefor. If RSL or CGC Shareholder, as the case may be, does not accept the offer contained in the First Offer within such 20 Business Day period, then the offering Shareholder shall have the right to sell the shares of Common Stock referred to in the First Offer on the terms set forth in the First Offer, provided that the proposed transferee is a Qualified Transferee and that simultaneously with any sale, the proposed transferee shall become a party to this Agreement as a Shareholder and shall agree to be bound by all the provisions of this Agreement. If the Shareholder which delivered the First Offer fails to consummate the sale within 60 days following the date of the First Offer, then the transfer of the shares referred to in the First Offer shall again be subject to compliance with this Section 6.4.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

     Section 7.1. General Representations and Warranties. Each Shareholder, and each additional Shareholder becoming party hereto, represents, warrants and covenants to the other Shareholder(s) that as of the date hereof, except as otherwise disclosed in this Agreement:

          (i) It is an entity that is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all of its capital stock owned as set forth in Schedule 2 hereto and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement.

          (ii) All proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement by it have been properly taken, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as limited by bankruptcy and other similar laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

          (iii) Neither the execution and delivery nor the performance of this Agreement by it will conflict with, result in a breach of or default under, or result in the acceleration of maturity of any indebtedness or the creation of any lien, charge or encumbrance pursuant to, any provision of its certificate of incorporation or by-laws, or any other similar governing instruments, or any material franchise, mortgage, deed of trust, lease, permit, license agreement, contract, instrument or restriction to which it is a party or by which it or its properties may be bound or affected.

          (iv) Neither the execution and delivery nor the performance of this Agreement by it will violate any applicable law, rule, regulation, order, injunction or decree of any foreign or domestic government or department, commission, board, bureau, agency or instrumentality.

          (v) No broker or finder has acted for it in connection with the transactions contemplated by this Agreement.

          (vi) Such Shareholder has good, valid and legal title to any assets (including any cash) that such Shareholder is contributing to the Company or its Subsidiaries free and clear of any liens, pledges, mortgages, claims or other encumbrances.

     Section 7.2. Representations and Warranties as to Sprintel. Divtel hereby represents and warrants to RSL that as of the date hereof, except as disclosed in Schedule 3 attached hereto:

          (i) Divtel has good, valid and legal title to the ownership interests in Sprintel to be transferred to the Company pursuant to Section 3.2.B, free and clear of any liens, pledges, mortgages, claims or other encumbrances;

          (ii) the Balance Sheet of Sprintel as at December 31, 1996 attached hereto as Schedule 4 (the "Sprintel Balance Sheet") has been prepared in accordance with Venezuelan generally accepted accounting principles and fairly presents the financial condition of Sprintel as at December 31, 1996;

          (iii) except as reflected in the Balance Sheet and except as incurred in the ordinary course of business since December 31, 1996, Sprintel has no liabilities or obligations with respect to taxes of any nature;

          (iv) Sprintel is neither a plaintiff nor a defendant in any litigation pending in any court, in any arbitration proceeding or in any governmental administrative proceeding; and

          (v) Sprintel does not have any unsatisfied receivables owing from, or payables owing to, Divtel or any Affiliate of Divtel that are aged over 90 days.

                                  ARTICLE VIII

                                CERTAIN COVENANTS

     Section 8.1. Financial Information. The Shareholders shall, and shall cause their representatives on the Board of Directors to, cause the Company to prepare in accordance with GAAP (i) not later than 90 days after the end of each fiscal year, which shall end on December 31, audited financial statements of the Company and its Subsidiaries, and (ii) not later than 45 days after the end of each fiscal quarter (other than the final quarter of the fiscal year), unaudited financial statements of the Company and its Subsidiaries and shall also cause the Company to provide on a timely basis all statements necessary for each Shareholder to prepare its tax returns as they relate to such Shareholder's interest in the Company.

     Section 8.2. Dividends. Not later than June 30 of each year commencing June 30, 2000, the Shareholders shall, and shall cause their representatives on the Board of Directors to, take all such action so that Excess Cash (as defined below) held by the Company shall be distributed as cash dividends with respect to the Common Shares in respect of the preceding fiscal year, subject to the provisions of applicable law. "Excess Cash" shall mean 70% of the net increase in cash and cash equivalents (less the Company's debt proceeds and contributions to capital and less amounts specified in the Annual Budget to serve as a source of funds for capital expenditures) as shown in the Company's audited consolidated Statement of Cash Flows as of December 31 of the second fiscal year preceding the year in which the Board of Directors declares such cash dividend as compared with the cash and cash equivalents as shown in the Company's audited consolidated Statement of Cash Flows as of December 31 of the fiscal year preceding the year in which the Board of Directors declares such cash dividend. The Board of Directors of the Company may determine, in its discretion, to increase the amount of such cash dividends. The Company shall cause its Subsidiaries to distribute dividends to the Company to the extent necessary to facilitate the payment of dividends by the Company as contemplated by this
Section 8.2, subject to the provisions of applicable law.

     Section 8.3. Confidentiality. Each Shareholder shall use, and shall cause its Affiliates, employees and agents to use, their respective reasonable best efforts to ensure that confidential proprietary information concerning the business and affairs of the Company and its Subsidiaries are not disclosed to third parties unless the Company shall have consented to such disclosure; provided, however that such information may be disclosed to third parties to the extent reasonably required to accomplish any transfer permitted by Article VI,
Section 8.7 or the Registration Rights Agreement, as necessary in connection with any private offering of securities of a Shareholder or any of its Affiliates if the offerees agree in writing to keep such information confidential, as necessary in connection with any Public Offering of securities of a Shareholder or any of its Affiliates (and related reporting obligations occasioned thereby), and as required by law.

     Section 8.4. Covenant Not To Compete. Until the earlier of (x) an Event of Termination or (y) the expiration of two years from the date a Shareholder and its Affiliates ceases to be a Shareholder, a Shareholder and its Affiliates shall not operate, manage or acquire any equity interest in or assets of any Competing Business; provided, however, that (A) subject to the provisions of the second paragraph of this Section 8.4, RSL and its Affiliates may operate, manage or acquire any equity interest in or assets of TresCom International, Inc. ("TresCom") but in any such case shall ensure that TresCom does not conduct any business in the Territory except in Puerto Rico and the U.S. Virgin Islands, (B) subject to the provisions of the second paragraph of this Section 8.4, CGC Shareholder or any of its Affiliates may operate, manage or acquire any equity interest in or assets of any company included in a Spaceway Joint Venture, and (C) without regard to the provisions of the second paragraph of this Section 8.4, a Shareholder and its Affiliates
(i) may acquire not more than 10% of the outstanding shares or other units of each class of equity securities of a Competing Business and (ii) may operate, manage or acquire any equity interest in any Person that derives not more than 15% of its gross revenues from one or more Competing Businesses. If a Shareholder or one or more of its Affiliates operates, manages or holds in excess of 10% of the outstanding shares or other units of any class of equity securities of a Competing Business or of a Person that derived not more than 15% of its gross revenues from one or more Competing Businesses at the time of commencement of such operation, management or acquisition of an equity interest, but thereafter derives more than 15% of its gross revenues from one or more Competing Businesses, then such Shareholder and its Affiliates shall take prompt action to restore their compliance with this Section 8.4. Such action might, but would not necessarily, consist of an offer to and acceptance by the Company of the acquisition of such Person or of the equity interests in such Person held by such Shareholder or one or more of its Affiliates. The covenants contained in this Section 8.4 shall not apply to a Shareholder, or to a group of Shareholders that are Affiliates, or to its or their Affiliates, from and after the time that such Shareholder or group of Shareholders becomes the only Shareholder or Shareholders that hold Common Shares, but such covenant shall continue to apply, as and to the extent set forth in this Section 8.4, to Shareholders that have ceased to hold Common Shares and their Affiliates.

     If RSL or any of its Affiliates proposes to operate, manage or acquire any equity interest in or assets of TresCom, it shall offer to CGC Shareholder and its Affiliates a direct or indirect participation in such operations or management arrangements or such equity or assets on the same terms and conditions as are applicable to RSL or any of its Affiliates. The amount of such participation shall be determined by RSL at its sole discretion. Such offer shall be made within a reasonable period after the definitive terms and conditions of such arrangements or acquisition have been established. If CGC Shareholder or any of its Affiliates proposes to operate, manage or acquire any equity interest in or assets of any company included in a Spaceway Joint Venture, it shall offer to RSL and its Affiliates a participation in such operations or management arrangements or such equity or assets on the same terms and conditions as are applicable to CGC Shareholder or any of its Affiliates except as to pricing terms, which shall be at fair market value at the time of the offer. The amount of such participation shall be determined by CGC Shareholder at its sole discretion. Such offer shall be made not later than six months prior to the planned date of commencement of the first lease or ownership of satellite facilities by the Spacaway Joint Venture. If RSL or an Affiliate of RSL does not accept such offer, and if RSL reasonably determines that the participation of CGC Shareholder or any of its Affiliates in the Spaceway Joint Venture constitutes participation in a Competing Business, then CGC Shareholder and its Affiliates shall have the right to, and shall be required to, exchange all of the shares of Common Stock held by them for their Proportionate Share of the Common Stock of RSL pursuant to Section 8.7 as if such determination were a Qualifying Sale and a Public Offering of shares of Common Stock of RSL.

     Section 8.5. Parent Holdinq Company Transfer Restrictions. Each of the Shareholders covenants on behalf of its Affiliates that the Transfer of shares of capital stock of any Parent Holding Company of it shall be subject to the restrictions on transfer contained in Sections 6.2, 6.3 and 6.4, mutatis mutandis.


     Section 8.6. No U.S. Trade or Business. The Shareholders shall use their reasonable best efforts in order to cause the Company and its Subsidiaries to conduct their respective businesses so that it or they will not be considered to be engaged in a trade or business in the United States for U.S. Federal income tax purposes; provided, however, that each member of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment from the United States.

     Section 8.7. Exchange and Sale Option. In the event of the first Qualifying Sale and of each Qualifying Sale occurring during the period of 10 years from and after the date of consummation of the first Qualifying Sale, CGC Shareholder and its Affiliates shall have the right (i) (x) to the extent such Qualifying Sale involves a Public Offering of shares of Common Stock of RSL, to exchange all or a portion of the Common Shares held by them for up to their Proportionate Share of the then outstanding shares of Common Stock of RSL, giving effect to such exchange, (y) to the extent such Qualifying Sale involves shares of Common Stock of RSL but not a Public Offering, to exchange all or a portion of Common Shares for up to their Proportionate Share of the shares of Common Stock of RSL subject of such Qualifying Sale or (z) in the event of a Qualifying Sale involving a sale of assets, to exchange such Common Shares for up to a Proportionate Share of an undivided interest in the assets subject of such Qualifying Sale and (ii) to sell such shares of Common Stock, or undivided interest in such assets, as the case may be, in the manner and pursuant to the procedures set forth in Annex E hereto.

     RSL agrees (i) that if RSL and/or its Subsidiaries, or the Company and/or its Subsidiaries, or their respective businesses are reorganized, restructured or recapitalized or RSL or the Company issues additional classes of capital stock or enters into any other transaction, or the shareholders of RSL Transfer shares of Common Stock of RSL other than in a Qualifying Sale, which in any case would adversely impact the rights of CGC Shareholder and its Affiliates under this Section 8.7, RSL will negotiate in good faith to supplement the provisions of this Section 8.7 and Annex E so as to provide to CGC Shareholder and its Affiliates the benefits intended to be conferred by this Section 8.7, (ii) that to the extent the same is reasonably determinable RSL will reserve and keep available for issuance any shares issuable as contemplated by this Section 8.7, and (iii) that RSL will include in any agreement relating to a Qualifying Sale (to the extent relevant) provisions which will give effect to this Section 8.7. All other Shareholders agree to cooperate in the performance by RSL of its obligations under this Section 8.7.

     Section 8.8. Services Arrangements and Other Transactions with Affiliates.

     A. RSL Services. RSL shall make available, and shall cause its Affiliates to make available, to the Company, the Holding Company and the Local Operating Companies all of the switching, transmission and termination services, whether owned or leased or otherwise acquired from, or operated in joint venture with, third parties, of the integrated telecommunications network of RSL and its

Affiliates as the same shall exist from time to time, including without limitation such services for telecommunications originated by and terminating at the Company, the Holding Company, the Local Operating Companies or their customers. Such capacity and services shall be made available to the Company, the Holding Company and the Local Operating Companies, for so long as RSL or its Affiliates hold any Common Shares and for a period of two years thereafter, at the direct cost of providing such services, without inclusion of overhead costs and after taking into account discounted rates or service credits provided under Operating Agreements, plus $0.01 per minute of transmission time (as supplemented from time to time pursuant to the next sentence of this Section 8.8(A)), "Direct Cost"). Periodically, but not less than once a year, the parties shall meet to negotiate and determine fair and equitable supplements to the definition of Direct Cost to cover such items as changed terms of resale agreements, rounding intervals, charges for switching, the provision of billing and call details on disc or magnetic tape, and parameters of transmission time (including the treatment of connect time, busy signals, no answer calls and disconnect time). These determinations as to each party providing services shall be not less favorable to the party receiving services than the treatment accorded to the most favored non-Affiliate customer of the party providing services.

     B. Company Services. The Company shall make available, and shall cause the Holding Company and the Local Operating Companies to make available, to RSL and its Affiliates all of the switching, transmission and termination services, whether owned or leased or otherwise acquired from, or operated in joint venture with, third parties, of the integrated telecommunications network of the Company, the Holding Company and the Local Operating Companies as the same shall exist from time to time, including without limitation such services for telecommunications originated by and terminating at RSL, its Affiliates or their customers. Such capacity and services shall be made available to RSL and its Affiliates, for so long as RSL and its Affiliates hold any Common Shares and for a period of two years thereafter, at the Direct Cost thereof.

     C. Pricing Adjustments; Non-Exclusivity of Services. It is the intention of RSL and the Company that the Direct Cost pricing of the provision of services under Sections 8.8.A and 8.8.B be adjusted (or other arrangements be made) to the extent appropriate to provide for a fair and equitable sharing of profits made on transactions involving both parties. While it is deemed that the party initiating telecommunications transmissions in routine calling transactions is entitled to such profits as may be made on such transactions (therefore resulting in the Direct Cost provisions of Sections 8.8.A and 8.8.B), routine calling transactions between the same places in which there is a great disparity in prices that can be charged or profit margins that can be realized by the initiating party due to regulatory structures or other causes, and certain other transactions, will require the negotiation of other terms. Such transactions include, without limitation, the issuances and sales of calling cards by the Company and by RSL Affiliates for use in making calls to and from the Territory and the calls made pursuant thereto. The parties agree to negotiate fair and equitable adjustments to the pricing of transactions between them in these and other situations in which it would be appropriate to do so. RSL and the Company also agree that each party's use of the services of the other under Section 8.8.A or 8.8.B is at the discretion of such party if another service provider offers comparable or better services at lower cost (but no party shall use the services of another provider for the primary purpose of avoiding any pricing adjustments called for by this Section 8.8.C).

     D. Other Transactions with Affiliates. Except as otherwise specifically provided in Section 8.8.A, 8.8.B or 8.8.C or any other provision of this Agreement, (i) for so long as RSL or any of its Affiliates holds Common Shares all transactions between RSL or any of its Affiliates, on the one hand, and the Company, the Holding Company or any of the Local Operating Companies, on the other hand, and (ii) for so long as CGC Shareholder or any of its Affiliates holds Common Shares all transactions between CGC Shareholder or any of its Affiliates, on the one hand, and the Company, the Holding Company or any of the

Local Operating Companies, on the other hand, shall be on terms that are at least as favorable to the Company, the Holding Company and the Local Operating Companies as those that could be obtained as a result of arm's-length negotiations with nonaffiliated third parties with respect to comparable transactions.

     Section 8.9. Other Restrictive Covenants. The Shareholders will and will cause their respective designees on the Board of Directors and their Affiliates to use commercially reasonable efforts to maintain the ability to fund the Ccmpany, and for the Company to operate, in accordance with the Annual Budget and Four Year Plan.

     Section 8.10. Funding. Unless otherwise agreed by Super Majority Vote, the Shareholders will cause their respective designees on the Board of Directors to take such actions as are appropriate to approve and call for funding of the Company in accordance with the then effective Annual Budget.

                                   ARTICLE IX

                      TERMINATION, DISSOLUTION AND BUY OUT

     Section 9.1. Term and Termination. This Agreement shall terminate on the dissolution and liquidation of the Company. The By-Laws of the Company provide that the Company shall be dissolved and liquidated in the event of an Impasse that does not result in a buyout as contemplated by Section 9.2 (an "Event of Termination") and each Shareholder agrees to vote its shares of Common Stock in favor of such dissolution and liquidation as required by the By-Laws of the Company.

     Section 9.2. Buyout. Each of CGC Shareholder and RSL (including for purposes of this Section 9.2 their respective Affiliates which are Shareholders) shall have the right to implement the Buyout Procedures set forth in Annex F hereto in the event of an Impasse.

     If, within 12 months after consummation of the sale by CGC Shareholder of its Common Shares pursuant to this Section 9.2 and Annex F hereto, there is a Qualifying Sale in which CGC Shareholder would have been entitled to elect to participate in accordance with the provisions of Section 8.7 and Annex E had it not so sold its Common Shares, RSL shall within 10 days after consummation of such Qualifying Sale pay to CGC Shareholder an amount equal to the amount by which (i) the aggregate proceeds per Common Share that would have been received by CGC Shareholder from such Qualifying Sale if it had not sold its Common Shares pursuant to this Section 9.2 and Annex F hereto but instead had participated to the maximum extent permissible in such Qualifying Sale exceeds
(ii) the aggregate price per Common Share for the same number of Common Shares received by CGC Shareholder for its Common Shares pursuant to this Section 9.2 and Annex F hereto plus an amount equal to the pro rata portion attributable to such same number of Common Shares of any net equity investments made by RSL in the Company during such 12 month period and plus an amount representing a return at the rate of 20% per annum deemed earned on such pro rata portion of any equity investments and plus an amount representing a return at the rate of 20% per annum deemed earned on the pro rata portion attributable to such same number of Common Shares of any net debt investments made by RSL in the Company during such 12 month period. For purposes of calculation, the pro rata portion attributable to such same number of Common Shares of any such net equity investments or debt investments shall be determined by multiplying such net equity investments or debt investments by a fraction, the numerator of which shall be such same number of Common Shares and the denominator of which shall be the number of Common Shares outstanding at the time of the consummation of the sale by CGC Shareholder of its Common Shares pursuant to this Section 9.2 and Annex F hereto. The payment of such amount shall be made in the same kind (and proportion, if more than one kind) of consideration as that involved in the Qualifying Sale, including without limitation the same currency.

     If, within 12 months after consummation of the sale by RSL of its Common Shares pursuant to this Section 9.2 and Annex F hereto, there is (A) a Public Offering of Common Shares, (B) a sale or other disposition in one or a series of related transactions (including a disposition effected by way of a merger or similar transaction and whether or not pursuant to a Public Offering) of Common Shares or securities which are convertible into or exercisable for Common Shares, possessing a majority of the voting power under ordinary circumstances to elect directors, measured after giving effect to any issuance of Common Shares or other securities involved in such sale or disposition and the deemed conversion or exercise of any such securities, or (C) a sale of 50% or more in value of the assets of the Company, CGC Shareholder shall within 10 days after consummation of such transaction pay to RSL an amount equal to the amount by which (i) the aggregate proceeds per Common Share that would have been received by RSL (x) directly by its participation in such Public Offering or such disposition of Common Shares or securities on a pro rata basis with CGC Shareholder, if CGC Shareholder sold any Common Shares in such Public Offering or such disposition of Common Shares or securities, or (y) indirectly through the receipt of proceeds of such transaction by the Company, if RSL had not sold its Common Shares pursuant to this Section 9.2 and Annex F hereto, exceeds (ii)

the aggregate price per Common Share received by RSL for the same number of Common Shares, in the case of a Public Offering or disposition of Common Shares or securities referred to in clause (x) above, or exceeds the aggregate price received by RSL for all of its Common Shares, in the case of a transaction referred to in clause (y) above plus an amount equal to the pro rata portion attributable to such same number of Common Shares of any net equity investments made by CGC Shareholder in the Company during such 12 month period and plus an amount representing a return at the rate of 20% per annum deemed earned on such pro rata portion of any equity investments and plus an amount representing a return at the rate of 20% per annum deemed earned on the pro rata portion attributable to such same number of Common Shares of any net debt investments made by CGC Shareholder in the Company during such 12 month period. For purposes of calculation, the pro rata portion attributable to such same number of Common Shares of any such net equity investments or debt investments shall be determined by multiplying such net equity investments or debt investments by a fraction, the numerator of which shall be such same number of Common Shares and the denominator of which shall be the number of Common Shares outstanding at the time of the consummation of the sale by RSL of its Common Shares pursuant to this Section 9.2 and Annex F hereto. The payment of such amount shall be made in the same kind (and proportion, if more than one kind) of consideration as that involved in the Qualifying Sale, including without limitation the same currency.

     The determination of the amount to be paid pursuant to either of the two preceding paragraphs of this Section 9.2 shall be made, and certified to CGC Shareholder and RSL, by the independent accountants for the Company and shall be binding on the parties absent manifest error.

                                   ARTICLE X

                                  MISCELLANEOUS

     Section 10.1. Notices. All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given
(i) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, (ii) on the third business day if sent by overnight courier and (iii) when received if delivered otherwise. Such notices shall be addressed to the appropriate party to the attention of the person who executed this Agreement at the address set forth under such party's signature below (or to the attention of such other person or to such other address as such party shall have furnished to each other party in accordance with this Section 10.1).

     Section 10.2. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their successors in interest and their permitted assigns.

     Section 10.3. Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

     Section 10.4. Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for any other party's failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

     Section 10.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     Section 10.6. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     Section 10.7. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     Section 10.8. Entire Agreement. This Agreement is intended by the parties hereto as a final and complete expression of their agreement and understanding with respect to the subject matter contained herein and supersedes all prior agreements, negotiations and understandings, written or oral, among the parties with respect to the subject matter hereof and thereof.

     Section 10.9. Amendment and Waiver. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the Shareholders (and other parties hereto to the extent affected thereby). Any provision may be waived if, but only if, such waiver is in writing and is signed by or on behalf of the party waiving such provision.

     Section 10.10. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party to this Agreement, except as expressly set forth herein.

     Section 10.11. Arbitration. Except as otherwise provided in Section 10.4, the parties agree to submit any disputes arising out of, relating to, or in connection with, the interpretation, execution or performance of this Agreement to final and binding arbitration in New York, New York. The rules of the American Arbitration Association ("AAA") shall apply except to the extent modified by this Section 10.11. Each party shall bear its own costs and expenses in connection with any such arbitration, but shall share equally in the expenses and fees assessed by AAA. The arbitration shall be conducted in English before three arbitrators. Each party (including all of its Affiliates which are also parties) involved in the arbitration shall appoint one arbitrator, and the arbitrators so appointed shall choose another arbitrator. If the arbitrators chosen by the Shareholders cannot agree on the choice of the other arbitrator within a period of 30 days after their appointment, then the other arbitrator shall be appointed by AAA. The arbitrators shall state the reasons upon which the award is based. The award of the arbitrators shall be final and binding upon the parties and shall not be subject to appeal to any court or other authority, except to the extent required by applicable law. Judgment upon the award may be entered in any court having jurisdiction, and application may be made to any such court for a judicial acceptance of the award and an order for enforcement.

     Section 10.12. Survival. The representations and warranties contained in Sections 7.1 and 7.2 shall survive the execution and delivery hereof and for a period of three years after the date hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first set forth above.

RSL COMMUNICATIONS, LATIN
  AMERICA, LTD.

By
  -----------------------------
  Name:
  Title:

Clarendon House
2 Church Street
Hamilton HM II
Bermuda

RSL COMMUNICATIONS, LTD.

By
  -----------------------------
  Name:
  Title:

767 Fifth Avenue
Suite 4300
New York, New York 10153

CORAL GATE INVESTMENTS LTD.

By
   ----------------------------
   Name:
   Title:

Omar Hodge Building
2nd Floor
Wickham's Cay
Road Town
Tortola
British Virgin Islands

INVERSIONES DIVTEL, D.T., C.A.
as to Section 3.2(B) and
Articles VII and X

By
  -----------------------------
   Name:
   Title:

Av. Orinoco entre Perija y
  Mucuchies

Edificio Multimarket, Piso P.H.
Las Mercedes
Caracas, Venezuela

                                                                         ANNEX E

Qualifying Sale Procedures

     Set forth below are the procedures to be followed in respect of transactions pursuant to Section 8.7:

     1. RSL shall inform CGC Shareholder in writing of every Qualifying Sale no later than 45 days prior to the earlier to occur of filing of a registration statement or similar document with the Commission or any other regulatory authority or securities exchange or national market system or the determination of a projected closing date of the consummation of the Qualifying Sale (the "Notice Date"), which notice shall be accompanied by RSL's determination of the Proportionate Share.

     2. If requested by CGC Shareholder, RSL and CGC Shareholder shall meet within five Business Days after the Notice Date to mutually agree on the Proportionate Share. If RSL and CGC Shareholder are unable to agree on the Proportionate Share within such five Business Days, then within three Business Days after such five Business Days, RSL and CGC Shareholder shall appoint Morgan Stanley & Co. Incorporated (whether or not it has a conflict of interest, or such other investment banking firm specified by Morgan Stanley & Co. Incorporated if the latter firm declines the proposed appointment) to determine the Proportionate Share and communicate the same to RSL and CGC Shareholder within 15 Business Days thereafter. The determination of the Proportionate Share by such investment banking firm shall be binding on the Shareholders. The fee and reimbursable expenses of such investment banking firm for such determination shall be borne equally by the parties as to any determinations of the Proportionate Share initiated during the period of seven years from and after the date of consummation of the first Qualifying Sale, and thereafter such fee and expenses shall be borne by CGC Shareholder.

     3. Not later than ten Business Days after the determination of the Proportionate Share, CGC Shareholder may elect to exchange some or all of its Common Shares pursuant to Section 8.7. At any time after the consummation of a Qualifying Sale that involves a Public Offering of shares of Common Stock of RSL and until the Notice Date applicable to the next Qualifying Sale, provided that two years since the date of consummation of the last prior Qualifying Sale have passed, CGC Shareholder may request by written notice to RSL that the then applicable Proportionate Share be determined, in which case the Proportionate Share shall be determined as provided in paragraph 2 of this Annex F as if the Notice Date were the date of such written notice to RSL. Not later than ten Business

          Days after such determination of the then applicable Proportionate Share, CGC Shareholder may elect to exchange some or all of its Common Shares pursuant to Section 8.7.

     4. It CGC Shareholder elects to exchange some or all of its Common Shares pursuant to Section 8.7 and any ensuing Qualifying Sale involves the sale or other disposition of shares of Common Stock of RSL, CGC Shareholder may participate in such sale or other disposition of shares (x) in accordance with and subject to the limitations of the Registration Rights Agreement, in the case of a Public Offering, and
          (y) on the same terms and conditions as are applicable to the sale or other disposition by RSL and any of its Affiliates, directly or indirectly, of such shares, up to such percentage of the number of shares held by it as shall be equal to the percentage of the number of shares held by RSL and any such Affiliates, directly or indirectly, that is being sold or otherwise disposed of by RSL and any such Affiliates, directly or indirectly. If CGC Shareholder elects pursuant to Section 8.7 to exchange some or all of its Common Shares for an undivided interest in the assets subject of a Qualifying Sale, CGC Shareholder shall sell or otherwise dispose of such undivided interest in assets on the same terms and conditions as are applicable to the sale or other disposition by RSL of its direct or indirect interest in such assets.